EXHIBIT 8.1


                              LIST OF SUBSIDIARIES


Operataing Subsidiaries
-----------------------

Flexemessaging Acquisition Ltd incorporated under the laws of Bermuda

         Trade Wind Group Pty Ltd incorporated under the laws of New South Wales, Australia

                  Multitone Communications Pty Ltd incorporated under the laws of New South Wales, Australia

                  Trade Wind Marketing Pty Ltd incorporated under the laws of New South Wales, Australia


Non-operating Susidiaries
-------------------------

Trade Wind Technologies Pty Ltd incorporated under the laws of New South Wales, Australia

PacRim Communications Services Pty Ltd. incorporated under the laws of New South Wales, Australia

Capricom Pty Ltd incorporated under the laws of New South Wales, Australia

Trade Centre Systems Holdings Pte Ltd incorporated under the laws of Singapore

Trade Centre Systems Pte Ltd incorporated under the laws of Singapore